Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS
SECOND QUARTER 2014 FINANCIAL RESULTS

Englewood, Colorado, August 5, 2014 - Liberty Media Corporation ("Liberty Media") (Nasdaq: LMCA, LMCB, LMCK) today reported second quarter 2014 results. Highlights include(1):

•	SiriusXM reported strong Q2 results

•	Revenue exceeded $1.0 billion, up 10% from the second quarter of 2013

•	Adjusted EBITDA(2) grew 31% to $370 million

•	Net income of $120 million

•	Share repurchases of $1.6 billion in 2014; increased authorization by $2 billion

•	Subscriber base grew to 26.3 million

•	Full-year 2014 financial guidance raised

•	Liberty's ownership in SiriusXM increased to approximately 56% due to their repurchases

•	Series C non-voting common stock (LMCK) began regular-way trading on July 24, 2014

•	Filed S-1 related to proposed spin-off of Liberty Broadband Corporation ("Liberty Broadband") with the SEC on July 24, 2014

"We are pleased with the market response to the new Liberty Media Series C shares, and we are making progress with the spin-off of Liberty Broadband which we anticipate completing by year-end," said Greg Maffei, Liberty Media President and CEO. "SiriusXM posted another record-setting quarter and made a further commitment to its buyback, increasing its repurchase authorization by another $2 billion."

Issuance of Series C Common Stock

Subsequent to quarter-end, Liberty Media distributed Series C common stock to holders of its Series A and Series B common stock, by means of a dividend. Holders of Series A and Series B common stock as of 5:00 p.m. E.D.T. on July 7, 2014, the record date for the dividend, received a dividend of two shares of Series C common stock for each share of Series A or Series B common stock held by them as of the record date. The ex-dividend date was July 24, 2014, at which point the newly issued Series C shares began trading regular way on the Nasdaq Global Select Market under the symbol "LMCK".

Spin-Off of Liberty Broadband

On May 8, 2014 Liberty Media announced a plan to spin-off to its stockholders common stock of a newly formed company to be called Liberty Broadband and to distribute subscription rights to acquire shares of Liberty Broadband’s common stock. Liberty Broadband will be comprised of, among other things, Liberty Media's (i) interest in Charter Communications, (ii) subsidiary TruePosition, (iii) minority equity investment in Time Warner Cable, (iv) certain deferred tax liabilities, as well as liabilities related to the Time Warner call option and (v) initial indebtedness, pursuant to a credit arrangement to be entered into prior to the completion of the Broadband spin-off. In the spin-off, record holders of Series A, Series B and Series C common stock will receive one-fourth of a share of the corresponding series of Liberty Broadband common stock for every whole share of Liberty Media's common stock held by them as of the record date for the spin-off, with cash in lieu of fractional shares. In addition, stockholders will also receive a subscription right to acquire one share of Series C Liberty Broadband common stock for every five shares of Liberty Broadband common stock they receive in the spin-off. On July 24, 2014, Liberty Broadband filed a registration statement with the SEC for this spin-off.

The subscription rights are being issued to raise capital for general corporate purposes of Liberty Broadband and will enable the holders to acquire shares of Series C Liberty Broadband common stock at a 20% discount to the 20-trading day volume weighted average trading price of the Series C Liberty Broadband common stock following the completion of the spin-off. We expect the subscription rights to become publicly traded once the exercise price has been established and the rights offering to expire forty trading days following the completion of the spin-off.

The spin-off and rights offering are intended to be tax-free to stockholders of Liberty Media and the completion of the spin-off and commencement of the rights offering will be subject to various conditions, including the receipt of an opinion of tax counsel. Subject to the satisfaction of these conditions, the completion of the spin-off and the commencement of the rights offering is expected to occur in the second half of 2014.

Liberty Media
Liberty Media acquired its controlling interest in SiriusXM on January 18, 2013 and has applied purchase accounting and consolidated the results of SiriusXM since that date. Prior to the acquisition of Liberty Media's controlling interest, we accounted for the investment in SiriusXM using the equity method.

Liberty Media's revenue increased $82 million to $1.2 billion in the second quarter. Adjusted OIBDA increased by $10 million to $372 million and operating income increased $5 million to $231 million. The increases in revenue, adjusted OIBDA and operating income were primarily due to operating results at SiriusXM.

SiriusXM

SiriusXM reported its stand-alone second quarter results on July 29, 2014. For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results are best understood in the context of SiriusXM's historical financial presentation. For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM, to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended June 30, 2014.

Highlights of SiriusXM's earnings release included the following:

•	Revenue exceeded $1.0 billion, up 10% from the second quarter of 2013

•	Adjusted EBITDA(2) grew 31% to $370 million

•	Net income of $120 million

•	Share repurchases of $1.6 billion in 2014

•	Full-year 2014 financial guidance raised

All such amounts are representative of SiriusXM's stand-alone operating results and are not indicative of what is included in Liberty Media's financial statements due to certain purchase accounting adjustments resulting from our January 18, 2013 acquisition of SiriusXM. SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.

Share Repurchases
There were no repurchases of Liberty Media common stock (Nasdaq: LMCA) from May 1, 2014 through July 31, 2014. Since the reclassification of the original Liberty Capital tracking stock on March 3, 2008, Liberty Media has repurchased 66 million shares for a total cash consideration of $2.9 billion, representing 51% of shares outstanding at time of introduction of original Liberty Capital stock(3). Liberty Media has approximately $327 million remaining under its current stock repurchase authorization.

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

FOOTNOTES

1)
Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 11:30 a.m. (E.D.T.) on August 5, 2014. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

3)	Shares outstanding include LMCA shares only.

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2014 to the same period in 2013.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q.

Fair Value of Corporate Public Holdings

(amounts in millions)	3/31/2014	6/30/2014
Charter Communications(1)	$3,309	$4,396
Live Nation debt and equity(2)	1,156	1,351
Other public holdings(3)	1,244	1,069
Total Liberty Media	$5,709	$6,816

(1)
Represents the fair value of Liberty Media's investment in Charter Communications. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Charter Communications using the equity method of accounting and includes it in its condensed consolidated balance sheet at its historical carrying value of $2.3 billion and $2.4 billion at March 31, 2014 and June 30, 2014, respectively.

(2)
Represents the fair value of Liberty Media's debt and equity investments. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $396 million and $448 million at March 31, 2014 and June 30, 2014, respectively.

(3)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2014	6/30/2014

Cash and liquid investments(1)(2)	$383	$806
Less: Short-term marketable securities	6	240
Total Liberty Media Cash (GAAP)	$377	$566

Debt:
SiriusXM senior notes(3)	2,650	4,150
SiriusXM exchangeable notes(3)	491	491
Liberty 1.375% cash convertible notes due 2023(4)	1,000	1,000
Margin loans	250	250
Other debt	328	42
Total Liberty Media Debt	$4,719	$5,933
Unamortized premium	(51)	6
Total Liberty Media Debt (GAAP)	$4,668	$5,939

(1)	Includes $6 million and $240 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2014 and June 30, 2014, respectively.

(2)	Includes $121 million and $170 million of cash and liquid investments held at SiriusXM as of March 31, 2014 and June 30, 2014, respectively.

(3)	Outstanding principal amount of Senior Notes and Exchangeable Senior Subordinated Notes with no increase for the premium resulting from purchase accounting.

(4)	Face amount of the cash convertible notes with no adjustment for the fair market value adjustment.

Total Liberty Media cash and liquid investments increased $423 million, primarily as a result of cash flows from operations at SiriusXM, cash proceeds from the sale of a portion of our Barnes & Noble investment and debt issued at SiriusXM. These cash inflows were partially offset by shares repurchased by SiriusXM, purchases of Charter Communications and Live Nation equity securities, repayments of debt and capital expenditures.

Included in the consolidated cash and liquid investments balance at June 30, 2014 is $170 million at SiriusXM. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to that cash. Excluding cash held at SiriusXM, Liberty Media's cash and liquid investments balance at June 30, 2014 was $636 million.

Total Liberty Media debt increased by $1.2 billion primarily as a result of $1.5 billion of 6% Senior Notes issued by SiriusXM during the quarter, partially offset by payments on the SiriusXM credit facility.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 11:30 a.m. (E.D.T.) on August 5, 2014. The call can be accessed by dialing (877) 419-6594 or (719) 325-4807 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 1:30 p.m. (E.D.T.) August 12, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 7800758. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/events. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, growth of SiriusXM's subscriber base, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, the return on our investment in and future prospects of Charter Communications, the proposed spin-off of Liberty Broadband and the related Series C rights offering, the Series C stock issuance, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, the ability of Charter Communications to complete its transaction with Comcast, changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	12/31/2013	6/30/2014
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,088	566
Trade and other receivables, net	206	240
Short term marketable securities	15	240
Deferred income tax assets	916	923
Other current assets	269	305
Total current assets	2,494	2,274
Investments in available-for-sale securities and other cost investments	1,324	1,129
Investments in affiliates, accounted for using the equity method	3,299	3,338

Property and equipment, at cost	2,149	2,252
Accumulated depreciation	(341)	(446)
	1,808	1,806
Intangible assets not subject to amortization
Goodwill	14,365	14,389
FCC licenses	8,600	8,600
Other	1,073	1,073
	24,038	24,062

Intangible assets subject to amortization, net	1,200	1,170
Other assets, at cost, net of accumulated amortization	379	296
Total assets	$34,542	34,075

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$670	674
Current portion of debt	777	762
Deferred revenue	1,575	1,712
Other current liabilities	150	173
Total current liabilities	3,172	3,321

Long-term debt	4,778	5,177
Deferred income tax liabilities	2,312	2,266
Deferred revenue	164	170
Other liabilities	234	204
Total liabilities	10,660	11,138

Equity:
Total stockholders' equity	14,081	13,976
Non-controlling interests in equity of subsidiaries	9,801	8,961
Total equity	23,882	22,937
Commitments and contingencies
Total liabilities and equity	$34,542	34,075

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2014	6/30/2013	6/30/2014
	amounts in millions
Revenue:
Subscriber revenue	$813	869	1,448	1,710
Other revenue	265	291	419	461
Total revenue	1,078	1,160	1,867	2,171

Operating costs and expenses:
Cost of subscriber services
Revenue share and royalties	165	201	294	396
Programming and content(1)	61	62	115	128
Customer service and billing(1)	81	90	147	182
Other(1)	27	34	49	64
Subscriber acquisition cost	136	124	236	247
Other operating expense(1)	108	111	150	155
Selling, general and administrative(1)	186	215	341	431
Depreciation and amortization	88	92	158	182
	852	929	1,490	1,785
Operating income (loss)	226	231	377	386

Other income (expense):
Interest expense	(28)	(62)	(39)	(115)
Share of earnings (losses) of affiliates, net	(21)	(12)	(4)	(47)
Realized and unrealized gains (losses) on financial instruments, net	61	25	158	(40)
Gains (losses) on transactions, net	2	1	7,481	2
Other, net	12	(2)	19	(40)
	26	(50)	7,615	(240)
Earnings (loss) before income taxes	252	181	7,992	146
Income tax (expense) benefit	(100)	(75)	264	32
Net earnings (loss)	152	106	8,256	178
Less net earnings (loss) attributable to the non-controlling interests	59	56	104	106
Net earnings (loss) attributable to Liberty stockholders	$93	50	8,152	72

(1) Includes stock based compensation as follows:
Programming and content	$4	5	7	9
Customer service and billing	1	1	2	2
Other costs of subscriber services	2	2	3	4
Operating	3	4	6	8
Selling, general and administrative	38	37	71	75
	$48	49	89	98

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Six Months Ended
	6/30/2013	6/30/2014
	amounts in millions
Cash flows from operating activities:
Net earnings	$8,256	178
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	158	182
Cash payments for stock-based compensation	(1)	(1)
Stock-based compensation	89	98
Share of (earnings) losses of affiliates, net	4	47
Realized and unrealized (gains) losses on financial instruments, net	(158)	40
Losses (gains) on transactions, net	(7,481)	(2)
Losses (gains) on dilution of investment in affiliate	3	54
Deferred income tax expense (benefit)	(275)	(61)
Non-cash interest expense	(40)	(14)
Other, net	14	(3)
Changes in operating assets and liabilities
Current and other assets	77	(55)
Payables and other liabilities	(39)	101
Net cash provided (used) by operating activities	607	564

Cash flows from investing activities:
Cash proceeds from sale of investments	—	247
Cash (paid) for acquisitions, net of cash acquired	408	(47)
Proceeds (payments) on financial instruments, net	12	—
Investments in and loans to cost and equity investees	(2,584)	(169)
Capital expended for property and equipment	(64)	(111)
Purchases of short term investments and other marketable securities	(163)	(292)
Sales of short term investments and other marketable securities	229	67
Other investing activities, net	(43)	36
Net cash provided (used) by investing activities	(2,205)	(269)

Cash flows from financing activities:
Borrowings of debt	2,809	1,948
Repayments of debt	(845)	(1,573)
Repurchases of Liberty common stock	(140)	—
Subsidiary shares repurchased by subsidiary	(1,109)	(946)
Funding of subsidiary share repurchase program	—	(246)
Other financing activities, net	17	—
Net cash provided (used) by financing activities	732	(817)

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—
Cash provided (used) by investing activities	—	—
Cash provided (used) by financing activities	550	—
Change in available cash held by discontinued operations	650	—
Net cash provided (used) by discontinued operations	1,200	—
Net increase (decrease) in cash and cash equivalents	334	(522)
Cash and cash equivalents at beginning of period	603	1,088
Cash and cash equivalents at end of period	$937	566

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media, together with a reconciliation to operating income, as determined under GAAP. Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014 respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q13	3Q13	4Q13	1Q14	2Q14
Liberty Media
Revenue	$1,078	$1,110	$1,025	$1,011	$1,160

Adjusted OIBDA	362	379	319	294	372
Depreciation and amortization	(88)	(79)	(78)	(90)	(92)
Stock compensation expense	(48)	(52)	(52)	(49)	(49)
Operating Income (Loss)	$226	$248	$189	$155	$231

SCHEDULE 2

This press release also includes a presentation of Adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP. SiriusXM defines Adjusted EBITDA as follows: EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other income and expense, loss on extinguishment of debt, loss on change in value of derivatives as well as certain other charges discussed below. This measure is one of the primary non-GAAP financial measures on which SiriusXM (i) evaluates the performance of its businesses, (ii) bases its internal budgets and (iii) compensates management. Adjusted EBITDA is a non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of SiriusXM's operating performance, which provides useful information about its business apart from the costs associated with its physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing its results and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected adjusted EBITDA to estimate its current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, its results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. SiriusXM also believes the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM's statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM's operating results after giving effect for these costs, should refer to net income as disclosed in its unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM's calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of SiriusXM's stand-alone net income to adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended June 30,
	2014	2013
($ in thousands)
Net income (GAAP):	$119,961	$125,522
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Operating expenses	(945)	(69,479)
Share-based payment expense (GAAP)	17,787	15,494
Depreciation and amortization (GAAP)	67,204	67,415
Interest expense, net of amounts capitalized (GAAP)	67,521	49,728
Loss on extinguishment of debt and credit facilities, net (GAAP)	—	16,377
Interest and investment loss (income) (GAAP)	1,066	(294)
Loss on change in value of derivatives (GAAP)	7,463	—
Other loss (income) (GAAP)	1,745	(256)
Income tax expense (GAAP)	86,822	76,659
Adjusted EBITDA	$370,437	$282,979